SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Visual Networks, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VISUAL NETWORKS, INC.

2092 Gaither Road

Rockville, MD 20850-4013

(301) 296-2300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2004

To the Stockholders of Visual Networks, Inc.:

The annual meeting of stockholders of Visual Networks, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 26, 2004, at 10:00 a.m., local time, at the offices of Piper Rudnick LLP, 1200 19th Street, N.W., Washington, DC 20036, for the following purposes:

1.	To elect two directors to serve for a term of three years, and until their successors are elected and duly qualified;

2.	To approve an amendment of the 2003 Stock Incentive Plan to authorize the issuance of an additional 3,000,000 shares of common stock under the plan;

3.	To ratify the selection of PricewaterhouseCoopers LLP as Visual Networks’ independent accountants for the fiscal year ending December 31, 2004; and

4.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on April 5, 2004, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s headquarters during business hours for a period of ten (10) days prior to the annual meeting.

Your attention is directed to the attached proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

By Order of the Board of Directors,

/s/ Nancy A. Spangler
Nancy A. Spangler Secretary

Rockville, Maryland

April 23, 2004

VISUAL NETWORKS, INC.

2092 Gaither Road

Rockville, Maryland 20850-4013

(301) 296-2300

PROXY STATEMENT

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about April 26, 2004.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote all shares of common stock that our records show that you owned on April 5, 2004. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote. A total of 33,107,168 shares of common stock can vote at the annual meeting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. You may cast your vote over the Internet or by telephone pursuant to the instructions included on the proxy card. If you wish to vote by mail, please sign and date the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card, or if you vote via the Internet or by telephone, but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote for each of the two director nominees and for each of the other proposals to be considered at the meeting.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters that we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our Secretary a written notice revoking your proxy card or by signing, dating, and returning a new proxy card to our Secretary. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted in the event that you are unable to attend the annual meeting, you can attend and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares. Your voting procedures may be different than those that we have described. Please follow the voting instructions of your broker, bank or nominee carefully.

How are votes counted?

We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. Brokers holding shares of record for customers generally are not entitled to vote on certain nondiscretionary matters unless they receive voting instructions from their customers. “Broker nonvotes” mean the votes that could have been cast on the nondiscretionary matter in question if the brokers had received their customers’ instructions, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority. If your shares are held in the name of a broker, and you do not tell the broker by May 14, 2004 how to vote your shares, the broker nominee can vote them as it sees fit only on matters that are determined to be discretionary, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nondiscretionary proposal. Directors are elected by a plurality and the three nominees who receive the most votes will be elected. On all other discretionary matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker nonvotes are considered shares entitled to vote on the matter and therefore will be taken into account in determining the outcome of the vote on the matter. Abstentions also are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

Who pays for this proxy solicitation?

The cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation, will be borne by us. We have retained The Altman Group to assist us in the distribution of the materials and the solicitation of proxies for a fee of $11,500. Proxies may also be solicited by personal interview, telephone, telegram or via the Internet by one of our directors, officers or employees who will not receive additional compensation for those services.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2004, by:

•	each person or entity that we believe beneficially owns more than 5% of the common stock;

•	each director;

•	each of our Named Executive Officers; and

•	the directors and executive officers as a group.

Unless otherwise indicated (i) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and (ii) the address for the persons named in the table is 2092 Gaither Road, Rockville, Maryland 20850-4013.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding (1)
Austin W. Marxe and David M. Greenhouse (2)	3,689,898	10.91%

Lawrence S. Barker (3)	303,759		*
Patrick L. Clark (4)	134,979		*
Wayne R. Fuller (5)	314,104		*
Steven G. Hindman (6)	454,106	1.35
Edward L. Glotzbach	—	—
Edward H. Kennedy	—	—
Ted H. McCourtney (7)	199,157		*
Peter J. Minihane (8)	654,750	1.94
George J. Roberts (9)	9,935		*
William J. Smith (10)	115,837		*
Scott E. Stouffer (11)	1,649,933	4.88
William H. Washecka (12)	27,083		*

All executive officers and directors as a group (12 persons) (13)	3,863,643	10.84

*	Less than 1%.
(1)	As of March 31, 2004, we had outstanding 33,107,168 shares of common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock, which that person could purchase by exercising outstanding options and options which will become exercisable within 60 days of March 31, 2004, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents shares beneficially owned by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), the controlling principals of AWM Investment Company, Inc., as reported on a Schedule 13G filed by them on February 13, 2004. Marxe and Greenhouse share sole voting and investment power over 509,600 common shares owned by Special Situations Cayman Fund, L.P.; 1,654,100 common shares owned by Special Situations Fund III, L.P.; 678,440 common shares, $1,550,000 corporate debenture convertible into 440,804 common shares and 122,356 warrants owned by Special Situations Private Equity Fund, L.P.; 19,519 common shares, $73,643 corporate debenture convertible into 20,943 common shares and 5,813 warrants owned by Special Situations Technology Fund, L.P.; and 101,581 common shares, $376,357 corporate debenture convertible into 107,032 common shares and 29,710 warrants owned by Special Situations Technology Fund II, L.P. The principal business address for Marxe and Greenhouse is 153 East 53rd Street, 55th Floor, New York, New York 10022.
(3)	Represents 84,072 shares of common stock and 219,687 shares of common stock issuable upon exercise of options.
(4)	Represents 18,000 shares of common stock and 116,979 shares of common stock issuable upon exercise of options.
(5)	Represents 31,778 shares of common stock and 282,326 shares of common stock issuable upon exercise of options.
(6)	Represents 29,804 shares of common stock and 424,302 shares of common stock issuable upon exercise of options.
(7)	Represents 111,824 shares of common stock and 87,333 shares of common stock issuable upon exercise of options that are held in the name of Saw Mill Partners L.P., a family limited partnership.
(8)	Represents 68,623 shares of common stock and 586,127 shares of common stock issuable upon exercise of options.
(9)	Represents 4,000 shares of common stock and 5,935 shares of common stock issuable upon exercise of options.
(10)	Represents 28,504 shares of common stock and 87,333 shares of common stock issuable upon exercise of options.
(11)	Includes 798,742 shares of common stock held by Mr. Stouffer, 155,923 shares of common stock held by the Scott E. Stouffer GRAT and 695,268 shares of common stock issuable upon exercise of options. Mr. Stouffer disclaims beneficial ownership of the shares held by the GRAT.
(12)	Represents 27,083 shares of common stock issuable upon exercise of options.
(13)	Includes an aggregate of 2,532,373 shares of common stock issuable upon exercise of options.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes. The number of directors is determined from time to time by the board of directors and is currently fixed at eight (8) members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified.

Two directors are to be elected at this annual meeting to serve until the 2007 annual meeting, and until their successors are elected and duly qualified. In the event any nominee is unable or unwilling to serve as a director, the proxies may be voted for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy, or the board of directors may be reduced in accordance with our bylaws. The board of directors has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected. Set forth below is certain information concerning the nominees and the other incumbent directors:

Directors to be Elected at the 2004 Annual Meeting

Lawrence S. Barker, age 51, became our President and Chief Executive Officer and a director effective April 28, 2003. Prior to that, from October 1997, he was the President of the Software Systems Division of ADC Telecommunications. From August 1996 to October 1997, he was President of Stanford Associates. Prior to that time, from December 1987 to July 1996, he held various positions at Computer Sciences Corporation, including President and Chief Executive Officer of the Intelicom Division from May 1994 to July 1996.

William H. Washecka, age 56, joined our board on April 15, 2003. Since August 2002, Mr. Washecka has been an independent consultant. From June 2001 to August 2002, he was Executive Vice President and Chief Financial Officer of USinternetworking, Inc. While serving in this capacity, Mr. Washecka led USinternetworking through a restructuring under a Chapter 11 bankruptcy proceeding. Prior to that time, from 1972, Mr. Washecka was employed by Ernst & Young LLP where he was promoted to partner in 1986. Mr. Washecka is a certified public accountant. Mr. Washecka is also a director of Online Resources Corporation, a Nasdaq-listed outsourcer of online banking and payment services.

Director Whose Term Expires in 2005

Edward L. Glotzbach, age 55, joined our board on January 16, 2004. Since October 2003, Mr. Glotzbach has served as Vice President and Chief Financial Officer at Technology Partners International, Inc. From 1970 to September 2003, Mr. Glotzbach served in many positions with SBC Communications, with his most recent position there being Executive Vice President and Chief Information Officer for six years.

Edward H. Kennedy, age 49, joined our board on January 21, 2004. From January 2003 until January 2004, Mr. Kennedy served as President of Tellabs North American Operations and Executive Vice President of Tellabs. From January 2001 to January 2002, Mr. Kennedy was Senior Vice President of Tellabs’ Metro Networking Group. From March 1999 until January 2002, Mr. Kennedy was President and Chief Executive Officer (and co-founder) of Ocular Networks until it was sold to Tellabs.

Peter J. Minihane, age 55, has been a director since February 2000. Mr. Minihane is currently an independent consultant. He served as our interim President and Chief Executive Officer from August 2002 to April 28, 2003, and he remained an executive officer during a period of transition of the CEO duties to Mr. Barker until September 5, 2003. From January 2002 to August 2002, Mr. Minihane was an independent consultant. Mr. Minihane was our Executive Vice President, Chief Financial Officer and Treasurer from October 1997 to January 2002. From April 2000 to August 2000, Mr. Minihane also served as our Chief Operating Officer. From June 1997 to October 1997, he was our Senior Vice President, Chief Financial Officer and Treasurer. From August 1985 to May 1997, he was Executive Vice President, Chief Financial Officer and Treasurer of Microcom, Inc., a remote access company.

Directors to be Elected at the 2006 Annual Meeting

Ted H. McCourtney, age 65, has been a director since January 1996. He was a general partner of Venrock Associates, a venture capital fund, from 1970 to 2000. Since then, Mr. McCourtney has been an independent investor. He is also a director of Caremark, Inc., which provides pharmacy benefit management services and therapeutic pharmaceutical services.

William J. Smith, age 69, has been a director since March 1997. Since October 1999, he has been a general partner of Mentor Group, a consulting firm that assists early stage companies in developing their sales and marketing strategies. From November 1997 to October 1999, he was Vice President, Worldwide Sales, of FlowWise Networks, Inc., an IP switching technology company. From August 1992 to October 1997, he was the Senior Vice President, Sales and Marketing, of Premisys Communications, Inc., an integrated digital access company. He also serves on the advisory boards of several early stage companies.

Scott E. Stouffer, age 43, has been the Chairman of our board of directors since inception in 1993 and was our President and Chief Executive Officer from 1993 until June 2001. Since then, Mr. Stouffer has been an independent consultant.

Unless marked otherwise, proxies received will be voted for the election of the nominees named above.

Recommendation of the Board of Directors

Our board of directors recommends a vote “FOR” the election of the nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

Our board of directors met fourteen (14) times during 2003. All members of the board of directors attended at least 90% of the board and committee meetings held during 2003. We expect each member of the board to attend the Annual Meeting. All of the then six board members attended last year’s annual meeting. The board of directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The board has adopted a written charter for each of these committees, copies of which are available on our website at www.visualnetworks.com. A copy of the Audit Committee charter is annexed hereto as Appendix B.

Audit Committee. The Audit Committee members include Messrs. Washecka, McCourtney and Glotzbach. Each current member of the Audit Committee is considered to be an “independent director” under the NASD’s rules. Mr. Washecka is considered a financial expert solely for purposes of meeting the requirements of the NASD and the federal securities laws regarding inclusion of financial experts on the audit committees of public company boards of directors and serves as the chairman of the committee. Prior to April 15, 2003, the Audit Committee consisted of Messrs. McCourtney, Smith and Stouffer, and it met one (1) time during 2003. From April 15, 2003 through February 18, 2004, the Audit Committee included Messrs. Washecka, McCourtney and Smith and it met three (3) times during 2003.

Mr. Stouffer filled a vacancy on the Audit Committee created by the resignation of a former director. In accordance with the NASD rules regarding audit committee composition and the exception provided therein with respect to Mr. Stouffer’s election to the Audit Committee, the board, upon consideration of a number of factors, determined it to be in the best interest of the Company and its stockholders that Mr. Stouffer serve on the Audit Committee notwithstanding his lack of “independence” under the NASD rules. Mr. Stouffer ceased serving on the Audit Committee on April 15, 2003.

The Audit Committee provides the opportunity for direct contact between our independent accountants and the board of directors, engages the independent accountants to audit our financial statements, discusses the scope and results of the audit with the independent accountants, reviews with our management and the independent accountants our interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures and oversees our financial reporting process.

Compensation Committee. The Compensation Committee includes Messrs. Stouffer, Smith, Minihane and Kennedy. Prior to February 18, 2004, the members of the Compensation Committee were Messrs. McCourtney, Smith and Stouffer, and it met four (4) times during 2003. The Compensation Committee reviews and recommends the compensation arrangements for our executive officers and administers our stock option plans.

Nominating Committee. The Nominating Committee, which our board of directors established in February 2004, includes Messrs. McCourtney, Smith, Glotzbach and Kennedy, and is responsible for reviewing our corporate governance principles, proposing a slate of directors for election by stockholders at each annual meeting and proposing candidates to fill any vacancies on our board. The board has determined that each member of the committee is independent in accordance with the applicable NASD rules.

The Nominating Committee will consider nominee recommendations from you, which should be addressed in writing to our Secretary, Nancy A. Spangler, c/o Piper Rudnick LLP, 1775 Wiehle Avenue, Suite 400, Reston, VA 20190, including the nominee’s qualifications and other relevant biographical information.

Corporate Governance Guidelines

The board has reviewed the Company’s corporate governance policies and practices. This included comparing its existing policies and practices to policies and practices suggested by various groups and authorities active in corporate governance and the practices of other public companies. Based upon this review, the board of directors adopted a set of corporate governance guidelines, a copy of which is available on our website at www.visualnetworks.com.

Code of Ethics and Business Conduct

The board of directors has adopted a written code of ethics and business conduct, a copy of which is available on our website at www.visualnetworks.com. We require all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

The Nominating Process

In identifying candidates for membership on the board of directors, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with longstanding values and standards of the Company. Members of the board of directors should have broad experience at the policy-making level in business, government, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Director candidates Also should have unimpeachable character and integrity, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company. The Nominating Committee also reviews and determines whether existing members of the board of directors should stand for reelection, taking into consideration matters relating to the number of terms served by individual directors and changes in the needs of the board. The Nominating Committee has determined to nominate for re-election each of our directors with a term of office expiring at the 2004 annual meeting.

The Nominating Committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current members of the board of directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. The Nominating Committee considers stockholder recommendations for candidates for the board of directors that are properly submitted in accordance with the Company’s by-laws. In evaluating such recommendations, the Nominating Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability in the board of directors.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the board of directors should do so in writing, with a letter addressed to Visual Networks, Inc., c/o Audit Committee Chairperson, 2092 Gaither Road, Rockville, Maryland 20850. These communications will not be screened by management prior to receipt by the Audit Committee Chairperson.

Board Compensation

Commencing January 1, 2003, each non-employee director receives a monthly fee of $1,500, plus $500 for participation on the Compensation or the Nominating Committees and $1,000 for participation on the Audit Committee (but in no event more than $1,000 for serving on two committees). Currently, Messrs. Glotzbach, Kennedy, McCourtney, Smith and Washecka each receives a monthly fee of $2,500. Messrs. Minihane and Stouffer each receive a monthly fee of $2,000. Each non-employee director also receives a meeting fee of $1,500 for each board meeting physically attended, and $500 for each committee meeting physically attended that is not otherwise associated with another board or committee meeting. Board members are reimbursed for their expenses associated with meeting attendance in accordance with our standard expense policy.

Non-employee directors (the “Eligible Directors”) also receive awards of stock options for their service on the board. Historically, each new Eligible Director received an option grant of 24,000 shares upon his or her initial election to the board (an “Initial Grant”). In addition, Eligible Directors received option grants of 6,000 shares at each annual meeting of stockholders while they served as directors (an “Annual Grant”). The 2003 Stock Incentive Plan and an amendment to the 2000 Stock Incentive Plan revised the Initial and Annual Grant number of options to 100,000 and 25,000, respectively. In January 2003, Messrs. McCourtney and Smith were each awarded option grants of 100,000 shares. Mr. Washecka was awarded an option to purchase 100,000 shares on April 15, 2003. In January 2004, Messrs. Glotzbach and Kennedy were each awarded options to purchase 100,000 shares of common stock. Each Initial Grant vests and becomes exercisable with respect to one-fourth of the shares on the first anniversary of the date of option grant, and the remaining three-fourths vest in thirty-six (36) equal monthly installments thereafter. Each Annual Grant vests and becomes exercisable with respect to one-twelfth of the shares monthly, commencing with the month following the third anniversary of the date of option grant. The number of shares under option related to the initial Annual Grant made to a newly elected Eligible Director will be prorated based on the number of months served prior to his/her first annual meeting of stockholders. Stock options granted to Eligible Directors become fully vested if we have a change in the control of the Company (as described in the plans).

EXECUTIVE OFFICERS

In addition to Mr. Barker, Messrs. Wayne R. Fuller, Steven G. Hindman and George J. Roberts currently serve as our executive officers:

Wayne R. Fuller, age 44, joined us in March 2000 as Vice President, Engineering, and was promoted to Executive Vice President, Operations, in November 2002. He is responsible for engineering, technical services and manufacturing. From March 1999 to February 2000, Mr. Fuller was Director of Marketing for Gensym Corporation, a provider of intelligent software for the communications industry. From June 1987 to March 1999, he was Director of Engineering for Stanford Telecommunications, Inc., a company that delivered integrated management systems for commercial and government customers, enabling them to improve the delivery of network services.

Steven G. Hindman, age 46, joined us in September 2000 as our Executive Vice President, Sales and Marketing, and became our Executive Vice President, Product Management and Marketing in January 2003. From November 1999 to August 2000, he was Senior Vice President – Sales and Marketing of Hughes Network Systems, a VSAT equipment and services provider. From July 1998 to October 1999, Mr. Hindman was Sales Vice President – Data Networking Services for AT&T. From September 1996 to June 1998, Mr. Hindman was Marketing Vice President – Data Networking Services for AT&T.

George J. Roberts, age 58, joined us in August 2003 as our Executive Vice President and Chief Financial Officer. From January 2002 to July 2003, Mr. Roberts was the Senior Vice President and Chief Financial Officer at Princeton Lightwave, an optical laser and amplifier manufacturer. From February 2000 to December 2001, he served as Senior Vice President and Chief Financial Officer at Nexterna, a mobile resource management and software systems provider. Mr. Roberts also served from March 1999 to February 2000 as a Senior Vice President and Chief Financial Officer at SpecTran, a Nasdaq-listed optical fiber manufacturer and software systems provider. Mr. Roberts was Senior Vice President and Chief Financial Officer at Microelectronics and Computer Technology Corporation, a high technology research and development consortium from September 1996 to February 1999. Mr. Roberts has also held numerous financial and general management executive positions during his 30-year tenure at General Electric Company, including his last position as Vice President of Finance and Controller for GE Capital’s System Support Services.

Our officers are elected by our board on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

PROPOSAL NO. 2: APPROVE AN AMENDMENT OF THE 2003 STOCK INCENTIVE

PLAN TO AUTHORIZE THE ISSUANCE OF AN ADDITIONAL 3,000,000 SHARES OF

OUR COMMON STOCK UNDER THE PLAN

Our 2003 Stock Incentive Plan (the “2003 Plan”) is the principal stock-based compensation program under which we grant stock options as incentive compensation to our employees, officers, directors and other individuals who provide important services to us. Our board of directors believes that the 2003 Plan has been and will continue to be integral to our ability to attract and retain key personnel, and to foster motivation among our employees, directors and other service providers by increasing their proprietary interest in our success.

Under the terms of the 2000 Stock Incentive Plan (the “2000 Plan”), approximately 2.8 million shares of our common stock that had been previously authorized by our stockholders for issuance with respect to stock options and other equity-based awards granted under the 2000 Plan will not be issued and are not available for future grants under the 2000 Plan. Accordingly, the board of directors has amended the 2000 Plan to reduce the number of shares available for issuance under the 2000 Plan from 7,000,000 to 4,225,000 shares. Consequently, we are asking you to approve an amendment to the 2003 Plan to increase the number of shares of our common stock that may be issued with respect to awards granted under the 2003 Plan by 3,000,000 shares, for an aggregate of 4,250,000 shares issuable under the 2003 Plan. The amendment to the 2003 Plan increases the aggregate number of shares issuable under both plans by 125,000 to a total of 8,475,000 shares. As of March 31, 2004, approximately 676,000 shares of our common stock remain available for future grants under the 2003 Plan. If the proposed amendment is approved, our board of directors believes that it will have adequate shares available to continue our stock incentive program for an additional two years based on current projections for growth in the number of our personnel. Absent approval, our board of directors anticipates that the stock incentive program will exhaust available shares for future grants within six to nine months. This proposed increase in available shares of common stock is the only change being made to the 2003 Plan at this time.

A copy of the 2003 Plan as last approved by our stockholders is annexed to our proxy statement dated April 28, 2003, and distributed in advance of the 2003 annual meeting of stockholders. It is available for review upon the Securities and Exchange Commission’s internet site at www.sec.gov and a copy will be provided to you upon request directed to the attention of the Company’s Secretary, Nancy A. Spangler, c/o Piper Rudnick LLP, 1775 Wiehle Avenue, Reston, VA 20190; phone 703-773-4000.

The following summary description of the 2003 Plan, as proposed to be amended, is qualified by the text of Amendment No. 1 to the 2003 Plan, attached to this proxy statement as Appendix A, and of the 2003 Plan.

SUMMARY OF STOCK INCENTIVE PLAN, AS PROPOSED TO BE AMENDED

General

Purpose: The purpose of the 2003 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success, and by enabling us to attract, retain and reward the best available individuals.

Shares Available under the 2003 Plan: The number of shares of common stock that may be issued with respect to awards granted under the 2003 Plan shall not exceed an aggregate of 4,250,000 shares. The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2003 Plan during any of our fiscal years to any one individual is limited to 500,000. These limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the 2003 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to that award and the surrendered shares shall thereafter be available for further awards under the 2003 Plan. As of April 8, 2004, the fair market value of a share of common stock, determined by the last reported sale price per share of common stock on such date as quoted on the Nasdaq SmallCap Market, was $3.55.

Administration: The 2003 Plan is currently administered by the Compensation Committee of our board of directors, but may be administered by such committee or committees as may be appointed by the board of directors from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2003 Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which, awards are granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be made after the end of a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

In the event of changes in our common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make appropriate adjustments to the number, kind and price of shares covered by outstanding awards without the consent of holders of awards and may make any other adjustments in outstanding awards or in any other matters which relate to awards as the administrator, in its sole discretion, determines to be necessary or appropriate. Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 Plan.

Participation: Participation in the 2003 Plan is open to all of our employees, officers, directors and consultants, or the employees, officers, directors or consultants of our affiliates, as may be selected by the administrator from time to time. As of April 8, 2004, seven (7) non-employee directors and approximately one hundred fifty-six (156) employees and consultants are eligible to participate in the 2003 Plan.

Types of Awards

The 2003 Plan allows stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards to be granted. These awards may be granted separately or in tandem with other awards. With the exception of the automatic option grants to our non-employee directors described below, the administrator generally determines the prices, expiration dates and other material conditions upon which such awards may be exercised. We and our affiliates may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards, but no such loans or guarantees may be made to our executive officers or directors. To date, no such loans have been made.

Stock Options: The 2003 Plan allows the administrator to grant either awards of incentive stock options, as that term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that awards of incentive stock options are limited to our employees or employees of any of our subsidiaries. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option exercise price may be paid in cash, by tender of shares of our common stock, by a combination of cash and shares, or by any other means the administrator approves.

We currently maintain the 2000 Plan that provides for certain options to be granted automatically to our non-employee directors each year. At such time as there are no more shares under that plan for automatic option grants to our non-employee directors, those options will be granted under the 2003 Plan. Each new non-employee director will be granted an initial nonqualified option under the 2003 Plan to purchase 100,000 shares of common stock upon his or her initial appointment or election to our board of directors. At each annual meeting of stockholders, with the exception of the first annual meeting following his or her initial appointment or election to our board of directors, each non-employee director also will receive an additional nonqualified stock option under the 2003 Plan to purchase 25,000 shares of common stock. At the first annual meeting of stockholders following his or her initial appointment or election to our board of directors, a non-employee director will receive a nonqualified stock option to purchase a number of shares of common stock equal to 2,083 shares multiplied by the number of calendar months he or she has served as a director prior to the month of the meeting. A non-employee director will not receive an annual option grant unless he or she is serving as a director immediately following the annual meeting. The exercise price of the initial and the annual option grants will be the closing price per share of our common stock on the Nasdaq SmallCap Market on the grant date. The initial options will vest as to one-fourth of the shares upon the first anniversary of the grant date, and the remaining three-fourths will vest in 36 equal, monthly installments thereafter. The annual options will vest in twelve equal monthly installments beginning with the month following the third anniversary of the date of grant so that the annual grant is fully vested on the fourth anniversary of the grant date. All options granted to non-employee directors become fully vested if we have a change in control of the Company (as described in the 2003 Plan). Once an option granted to a non-employee director becomes vested and exercisable, it remains outstanding until the earlier of seven years from the grant date or 60 days after the date the non-employee director terminates service as a director. This 60-day period is extended to 180 days if termination is due to the death or disability of the director. These options may be exercised with cash. We may also permit the options to be exercised with our common stock that the non-employee director has held for at least six months. The administrator does not have discretion as to the timing, terms or conditions of these options granted to non-employee directors.

Stock Appreciation Rights: The 2003 Plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the base price per share specified in the grant agreement, times (ii) the number of shares specified by the stock appreciation rights, or portion thereof, which is exercised.

Stock and Phantom Stock Awards: The 2003 Plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of our common stock, or in a combination of both.

Performance Awards: The 2003 Plan allows the administrator to grant performance awards which become payable in cash, in shares of our common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. Performance goals established by the administrator may be based on our operating income or one or more other business criteria selected by the administrator that apply to an individual or group of individuals, a business unit, or our business or the business of an affiliate, over such performance period as the administrator may designate.

Other Stock-Based Awards: The 2003 Plan allows the administrator to grant other stock-based awards which may be denominated in cash, common stock or other securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid for in our common stock or other securities, in cash, or in a combination of our common stock, other securities and cash.

Awards Under the 2003 Plan

The table below sets forth information regarding the awards that have been made under the 2003 Plan since its adoption last year and, where determinable, the awards that we anticipate making in the future.

Name and Principal Position	Number of Options Granted	Number of Options to be Granted
Lawrence S. Barker, President and Chief Executive Officer	—	—	(1)

Wayne R. Fuller, Executive Vice President, Operations	54,000	—	(1)

Steven G. Hindman, Executive Vice President, Product Management and Marketing	71,875	—	(1)

George J. Roberts, Executive Vice President, Chief Financial Officer	48,275	—	(1)

Executive Group (2)	174,150	—	(1)

Non-Executive Director Group (3)	200,000	175,000

Non-Executive Officer Employee Group (4)	200,000	—	(1)

(1)	Because participation and the types of awards granted under the 2003 Plan are subject to the discretion of the administrator, as well as the availability of awards under the 2000 Plan, the benefits or amounts that will be received by any participant or groups of participants under the 2003 Plan is not currently determinable.
(2)	All current executive officers as a group.
(3)	All current non-employee directors as a group.
(4)	All employees, including all current officers who are not executive officers, as a group.

Amendment and Termination

Our board of directors may terminate, amend or modify the 2003 Plan or any portion thereof at any time. If not terminated earlier, the 2003 Plan will automatically terminate on March 21, 2013.

Federal Income Tax Consequences

The following summary is intended only as a general guide to the current United States federal income tax consequences under current law of incentive stock options and nonqualified stock options, which are authorized for grant under the 2003 Plan. It does not attempt to describe all possible federal or other tax consequences of participating in the 2003 Plan or tax consequences based on particular circumstances. The tax consequences may vary if options are granted outside the United States.

Incentive Stock Options: Incentive stock options under the 2003 Plan are intended to meet the requirements of Internal Revenue Code Section 422. No tax consequences result from the grant of the option. If an option holder acquires stock upon exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is our employee or an employee of one of our subsidiaries; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. If the option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.

Nonqualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from tax income in the same amount in the fiscal year in which the exercise occurred. The option holder’s basis in these shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares. Any ordinary income recognized by the option holder due to exercise is subject to tax withholding by us.

Other Considerations: The Internal Revenue Code allows publicly held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers if the compensation is payable solely based on the attainment of one or more performance goals and if certain other statutory requirements are satisfied. We intend for compensation arising from grants of stock options and stock appreciation rights granted at fair market value to be deductible by the Company as performance-based compensation not subject to the $1 million limitation on deductibility.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote “FOR” the approval of Amendment No. 1 to the 2003 Stock Incentive Plan.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee and our board have selected the firm of PricewaterhouseCoopers LLP to serve as independent accountants for the fiscal year ending December 31, 2004, subject to the ratification of such appointment by the stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and is expected to be available to respond to appropriate questions from stockholders. PricewaterhouseCoopers LLP currently serves as our independent accountants. Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004.

Recommendation of the Board of Directors

Our board of directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP.

FEES OF OUR INDEPENDENT ACCOUNTANTS

The following table discloses the audit and non-audit services provided by, and the fees paid by us to, our outside auditors, PricewaterhouseCoopers, for 2002 and 2003.

Description of Service	2002	2003
Audit Fees	$184,200	$152,200
Audit-Related Fees (1)	9,800	—
Tax Fees	—	—
Other Fees	—	—

Total Fees	$194,000	$152,200

(1)	Represents fees incurred related to accounting consultation.

Pre-Approval of Services

The Audit Committee has established a policy governing our use of PricewaterhouseCoopers LLP for non-audit services. Under the policy, management may use PricewaterhouseCoopers LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtain the Audit Committee’s approval before such services are rendered. In October 2003, the Audit Committee approved the terms of our engagement of PricewaterhouseCoopers LLP to audit our consolidated financial statements for 2003. During the years ended December 31, 2002 and 2003, PricewaterhouseCoopers did not provide any tax-related services, nor did they bill us fees related to any other matter or service.

AUDIT COMMITTEE REPORT ON

AUDITED FINANCIAL STATEMENTS

for the Year Ended December 31, 2003

Date of Report: March 30, 2004

We operate under a written charter adopted by the board of directors and are responsible for overseeing the Company’s financial reporting processes on behalf of the board. The members of the Audit Committee on the date of this report are Messrs. Washecka, McCourtney, and Glotzbach. Each member of the Audit Committee is considered to be an “independent director” under the NASD’s rules. Each year, we select the Company’s independent accountants, subject to stockholder ratification.

Management is responsible for the Company’s financial statements and the financial reporting processes, including internal controls. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Our responsibility is to monitor and oversee these processes.

Members of the Audit Committee have met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent accountants. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and the independent accountants. We discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of the auditors’ judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting. PricewaterhouseCoopers LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed their independence with them.

Based on our discussion with management and the independent accountants and our review of the representation of management and the disclosures by the independent accountants to the Audit Committee, we recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. We and the board have also recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2004, subject to stockholder ratification.

William J. Washecka, Chairman
Ted H. McCourtney
Edward L. Glotzbach

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following summary compensation table sets forth the compensation paid by us during the last three years ending December 31, 2003, to our chief executive officer, and the other most highly compensated executive officers, other than our chief executive officer, whose total compensation for services in all capacities exceeded $100,000 during such year, whom we refer to as our “Named Executive Officers.”

Summary Compensation Table

	Year							Long-Term Compensation
		Annual Compensation						Securities Underlying Options
		Salary		Bonus		Other
Lawrence S. Barker President and Chief Executive Officer	2003 2002 2001	$233,182 — —	(2)	$5,902 — —		$115,000 — —	(2)	811,150 — —

Patrick L. Clark Executive Vice President, Worldwide Sales	2003 2002 2001	271,875 — —	(3)	— — —		82,210 — —	(3)	324,000 — —

Wayne R. Fuller Executive Vice President, Operations	2003 2002 2001	220,000 184,667 180,000		— 6,413 29,748	(1)	— — —		— 220,000 163,333

Steven G. Hindman Executive Vice President, Product Management and Marketing	2003 2002 2001	275,000 275,000 275,000		— — —		— 98,749 85,000	(4) (4)	— 100,000 100,000

Peter J. Minihane President and Chief Executive Officer	2003 2002 2001	239,675 143,285 212,500	(5) (6)	— — —		40,000 44,483 —	(5) (6)	25,000 — 496,016

George J. Roberts Executive Vice President, Chief Financial Officer	2003 2002 2001	83,438 — —	(7)	— — —		134,827 — —	(7)	325,000 — —

(1)	Reflects bonuses earned in the year indicated, paid during the following fiscal year.
(2)	The salary paid to Mr. Barker was for the period April 28, 2003, the date of his employment, through December 31, 2003, and was based on a salary of $360,000. Pursuant to his employment agreement, guaranteed payments totaling $90,000 and a payment of $25,000 at the commencement of his employment were made to Mr. Barker.
(3)	The salary paid to Mr. Clark was for the period January 6, 2003, the date of his employment, through December 31, 2003, and was based on an annual salary of $275,000. Mr. Clark also received commission payments totaling $64,210 relating to 2003 sales and a payment of $17,500 at the commencement of his employment.

(4)	Pursuant to Mr. Hindman’s employment arrangement, these guaranteed payments were made in the first quarters of 2003 and 2002, respectively.
(5)	The salary paid to Mr. Minihane for 2003 was for the period January 1, 2003 through September 5, 2003, the date of his employment termination, and was based on an annual salary of $325,000. In addition, Mr. Minihane received a payment of $40,000 in connection with his separation of service as an employee.
(6)	The salary paid to Mr. Minihane in 2002 includes $120,000 for his service as President and Chief Executive Officer that commenced on August 27, 2002, based on an annual base salary of $325,000, and $23,285 for his service as Chief Financial Officer that terminated on January 15, 2002. Other compensation paid to Mr. Minihane in 2002 includes $37,500 in consulting fees and $6,983 in COBRA payments covering the period March 2002 through August 2002.
(7)	The salary paid to Mr. Roberts was for the period August 19, 2003, his date of employment, through December 31, 2003, and was based on an annual salary of $225,000. Pursuant to his employment agreement, Mr. Roberts received a moving allowance of $50,000 (that was grossed up to $109,827 to cover income taxes) and a payment of $25,000 at the commencement of his employment.

OPTIONS GRANTED IN 2003

The following table provides the specified information concerning options granted to our Named Executive Officers for the year ended December 31, 2003.

Name	Number of Securities Underlying Option/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Lawrence S. Barker	811,150	26.1%	$1.21	4/28/13	$617,255	$1,564,245
Patrick L. Clark	324,000	10.4	1.63	1/06/13	332,132	841,687
Wayne R. Fuller	—	—	—	—	—	—
Steven G. Hindman	—	—	—	—	—	—
Peter J. Minihane	25,000	0.8	1.20	5/27/13	18,867	47,812
George J. Roberts	325,000	10.4	1.20	8/20/13	245,269	621,560

(1)	The assumed annual rates of stock price appreciation of 5% and 10% over ten years are required by the Securities and Exchange Commission to be used for illustration purposes and are not intended to forecast possible future appreciation, if any, of our common stock.

OPTION EXERCISES IN 2003 AND YEAR-END VALUE TABLE

The following table provides information concerning option exercises in 2003 and unexercised options held as of December 31, 2003, for our Named Executive Officers.

	Shares Acquired on Exercise	Value Received	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised in-the-Money Options at December 31, 2003 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence S. Barker	—	$—	—	811,150	$—	$835,485
Patrick L. Clark	—	—	—	324,000	—	197,640
Wayne R. Fuller	—	—	224,071	159,262	99,629	144,206
Steven G. Hindman	—	—	350,691	149,309	84,527	76,473
Peter J. Minihane	—	—	528,232	96,784	75,515	35,445
George J. Roberts	—	—	—	325,000	—	338,000

(1)	Calculated on the basis of $2.24 per share, the closing price of our common stock on the Nasdaq SmallCap Market on December 31, 2003, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our equity compensation plans as of December 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (1)
Equity compensation plans approved by stockholders	5,756,544		$3.27	1,268,427

Equity compensation plans not approved by stockholders (2)(3)	2,459,062		2.13	935,182

Total	8,215,606	(4)	$2.93	2,203,609

(1)	Represents shares of common stock issuable in connection with such equity compensation plans.
(2)	In 1999, we reserved 2,000,000 shares of common stock under the 1997 Omnibus Stock Plan for awards to eligible persons who are not executive officers or directors within the meaning of the marketplace rules of the NASD provided that no such award could be deemed to be an incentive stock option. This plan is administered by the Compensation Committee which has sole discretion and authority, consistent with the provisions of the plan, to determine which eligible persons will receive stock awards, when awards will be made, the terms of such awards and the number of shares of common stock subject to any award. To date, all stock options granted pursuant to this plan have been made with exercise prices equal to the fair market value of our common stock on the date of grant, however, nonqualified stock options may be granted with exercise prices less than fair market value under this plan. The Compensation Committee also determines the periods over which such nonqualified stock options become exercisable (typically up to five years). Unless sooner terminated by our board, the plan terminates in October 2007. Subject to the other applicable provisions of the plan, all awards made prior to such termination shall remain in effect until such awards have been satisfied or terminated.
(3)	Our board of directors approved the granting of options to purchase shares of our common stock to Messrs. Clark, Barker and Roberts upon their joining the Company. These stock options were granted pursuant to individual agreements, and not under any of the plans approved by the stockholders. The stock options granted to these executive officers were made with exercise prices equal to the fair market value of our common stock on the date of each grant.
(4)	At December 31, 2003, there were outstanding options to purchase an additional 15,291 shares of common stock, at an average exercise price of $2.33 per share, pursuant to stock option plans assumed in connection with the acquisition of Inverse Network Technology and Avesta Technologies, Inc. There are no shares remaining available for future grants under these plans.

EMPLOYMENT ARRANGEMENTS

Lawrence S. Barker. Mr. Barker entered into an employment agreement with us that provides for an annual base salary of $360,000, plus certain other incentives and benefits. Mr. Barker received a $25,000 signing bonus upon the commencement of his employment. He is also eligible to receive an annual bonus of up to 50% of his base salary upon the achievement of certain performance metrics. During the period April 28, 2003 through April 27, 2004, Mr. Barker was entitled to receive a minimum bonus of $90,000 that was paid in three equal installments on July 28, 2003, October 28, 2003 and January 28, 2004. If Mr. Barker’s position with the Company is terminated by us without cause or upon a change of control, Mr. Barker is entitled to receive severance pay in an amount equal to twelve (12) months of his then applicable base salary payable according to our normal payroll practice plus an amount equal to the bonus pool then in effect payable at the end of the twelve-month severance period. Mr. Barker was granted nonstatutory options to purchase 811,150 shares of common stock at an exercise price of $1.21 per share, vesting 25% on the first anniversary of the date of grant and in equal monthly increments over the next 36 months thereafter. All unvested options would vest upon a change of control.

Wayne R. Fuller. Mr. Fuller’s current employment arrangement with us provides for an annual base salary of $220,000 plus certain other incentives and benefits. He is eligible to receive an annual bonus of up to 40% of his base salary upon the achievement of certain performance metrics. If Mr. Fuller’s position with the Company is eliminated or Mr. Fuller is terminated within twelve (12) months of the hiring of a new chief executive officer, Mr. Fuller would be entitled to receive the compensation and benefits that would otherwise be payable to him for a maximum of six months following such termination and his outstanding stock options would continue to vest during such six-month period. In connection with his promotion to Executive Vice President, Operations, he was granted options to purchase 175,000 shares of common stock at an exercise price of $1.22 per share, vesting in equal monthly increments over forty-eight months. All of the unvested portions of these stock options would vest upon a change of control. In July 2002, Mr. Fuller was granted options to purchase 45,000 shares of common stock, exercisable at $0.97 per share. These options vest in equal monthly installments over thirty-six (36) months. In January 2004, Mr. Fuller was granted 1) options to purchase 16,500 shares of common stock, exercisable at $2.14 per share, 20% of which vested on the grant date and the remainder that vest in equal monthly installments over twenty-four (24) months; and 2) options to purchase 37,500 shares of common stock, exercisable at $2.85 per share, that vest in equal monthly installments over forty-eight (48) months. Fifty percent of the unvested portions of these stock options would vest upon a change of control.

Steven G. Hindman. In August 2000, Mr. Hindman entered into an employment arrangement with us which currently provides for an annual base salary of $275,000 plus certain other incentives and benefits. He is eligible to receive an annual bonus of up to 50% of his base salary upon the achievement of certain performance metrics. Upon termination of employment by us without cause, Mr. Hindman is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination and his outstanding stock options would continue to vest during such six-month period. He was granted options to purchase 100,000 shares of common stock in July 2002 at an exercise price of $0.97 per share. These options vest in equal monthly installments over thirty-six (36) months. In January 2004, Mr. Hindman was granted 1) options to purchase 34,375 shares of common stock, exercisable at $2.14 per share, 20% of which vested on the grant date and the remainder that vest in equal monthly installments over twenty-four (24) months; and 2) options to purchase 37,500 shares of common stock, exercisable at $2.85 per share, that vest in equal monthly installments over forty-eight (48) months. Fifty percent of his unvested options would vest upon a change of control.

George J. Roberts. Effective August 1, 2003, Mr. Roberts entered into an employment agreement with us that provides for an annual base salary of $225,000 plus certain other incentives and benefits including a $25,000 payment that was made to Mr. Roberts upon the commencement of his employment and a moving allowance of $50,000 (that was grossed up to approximately $110,000 to cover income taxes) paid in connection with Mr. Roberts’ relocation to the Rockville, Maryland, area. He is also eligible to receive an annual bonus of up to 40% of his base salary upon the achievement of certain performance metrics. If Mr. Roberts’ position with the Company is terminated by us without cause or upon a change of control, Mr. Roberts is entitled to receive severance pay in an amount equal to twelve (12) months of his then applicable base salary. and his outstanding stock options would continue to vest during such six-month period. In connection with his employment, he was granted nonstatutory options to purchase 325,000 shares of common stock at an exercise price of $1.20 per share, vesting 25% on the first anniversary of the date of grant and in equal monthly increments over the next thirty-six (36) months thereafter. In January 2004, Mr. Roberts was granted 1) options to purchase 7,650 shares of common stock, exercisable at $2.14 per share, 20% of which vested on the grant date and the remainder that vest in equal monthly installments over twenty-four (24) months; and 2) options to purchase 40,625 shares of common stock, exercisable at $2.85 per share, that vest in equal monthly installments over forty-eight (48) months. One hundred percent of his unvested options would vest upon a change of control.

Peter J. Minihane. For Mr. Minihane’s service as our interim President and Chief Executive Officer and during the period of transition of such duties to Mr. Barker, his arrangement with us provided that we pay Mr. Minihane approximately $27,000 per month. From June 1997 through January 15, 2002, when Mr. Minihane resigned as our Executive Vice President, Chief Financial Officer and Treasurer, Mr. Minihane had an employment arrangement with us which provided for an annual base salary of $225,000, in addition to certain other benefits. After his resignation in 2002, Mr. Minihane entered into a two month consulting agreement with the Company which provided for a monthly payment of $18,750. This consulting agreement terminated on April 15, 2002. In connection with Mr. Minihane’s separation of employment in 2003, we agreed that all of Mr. Minihane’s stock options shall continue to vest in accordance with the terms and schedules contained in the related stock option agreements for so long as Mr. Minihane continues to serve as a member of our board of directors. All of Mr. Minihane’s unvested stock options would vest upon a change of control.

Patrick L. Clark. Mr. Clark ceased to be a named executive officer in January 2004. In January 2003, Mr. Clark entered into an employment arrangement with us that provided for an annual base salary of $275,000 plus commission and certain other incentives and benefits. Mr. Clark received a $17,500 signing bonus upon the commencement of his employment. He is also eligible to receive an annual bonus of up to $50,000 upon the achievement of certain performance metrics. If Mr. Clark’s position with the Company is eliminated or Mr. Clark is terminated within twelve (12) months of the hiring of a new chief executive officer, Mr. Clark would be entitled to receive severance pay in an amount equal to six (6) months of his then applicable base salary and his outstanding stock options would continue to vest during such six-month period. In connection with his employment, he was granted nonstatutory options to purchase 324,000 shares of common stock at an exercise price of $1.62 per share, vesting 25% on the first anniversary of the date of grant and in equal monthly increments over the next thirty-six (36) months thereafter. In January 2004, Mr. Clark was granted 1) options to purchase 22,500 shares of common stock, exercisable at $2.14 per share, 20% of which vested on the grant date and the remainder that vest in equal monthly installments over twenty-four (24) months; and 2) options to purchase 17,750 shares of common stock, exercisable at $2.85 per share, that vest in equal monthly installments over forty-eight (48) months. Fifty percent of his unvested options would vest upon a change of control.

Our employment arrangements with Messrs. Barker, Clark, Fuller, Hindman, Minihane, and Roberts each contains general non-solicitation and non-competition provisions applicable during the period of employment with us and for one year thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

The Compensation Committee of the board of directors was formed in December 1994, and the members of the Compensation Committee are Messrs. Smith, Kennedy, Stouffer and Minihane. Mr. Stouffer joined the Compensation Committee in July 2001 after serving as our President and Chief Executive Officer until June 2001. Mr. Minihane joined the Compensation Committee in February 2004 after serving as an executive officer of the Company until September 2003.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

for the Year Ended December 31, 2003

Date of Report: March 30, 2004

The Compensation Committee of the board of directors consists entirely of non-employee directors. The Compensation Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer and the other executive officers of the Company based upon a mix of the achievement of corporate goals, individual performance and comparison with other companies in our industry.

The Compensation Committee’s goals with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. When determining adjustments to an individual’s compensation package, the Compensation Committee evaluates the importance to stockholders of that person’s continued service. The compensation programs for our executives established by the Compensation Committee consist of three elements tied to the foregoing objectives: base salary, annual cash bonus, and stock-based equity incentives achieved primarily through participation in our stock option plans. Our compensation philosophy is to be competitive with comparable and directly competitive companies in order to attract, retain, and motivate highly qualified employees. To this end, we have adjusted the mix of the compensation components from year to year according to the Company’s performance.

BASE SALARY. Salaries for 2003 were set based on the foregoing factors and after review of industry comparables. The Company’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company’s vision and mission over the long term. Each individual’s base salary is determined by the Compensation Committee after considering a variety of factors that make up market value and prospective value to the Company, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The Compensation Committee may, considering the advice of Company management, change the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or the Company, changes in responsibility and changes in the market for executives with similar credentials. Determinations of appropriate base salary levels and other compensation elements are generally made through consideration of a variety of industry studies and surveys as well as by monitoring developments in the Company’s industry.

CASH BONUS. Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the Compensation Committee with advice from Company management, based upon the Committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by management and the Committee. Given the market climate and financial condition of the Company in 2003, the Company did not pay bonuses to any of its executive officers except the scheduled payments made to Mr. Barker and the signing bonuses paid to Messrs. Barker, Clark and Roberts that are discussed above.

STOCK OPTIONS. Stock options are a fundamental element in the Company’s compensation program because they emphasize long-term company performance, as measured by creation of stockholder value, and foster a commonality of interest between stockholders and employees. Options are generally granted to all regular full-time and part-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Compensation Committee considers competitive factors, changes in responsibility and the executive officer’s achievement of individual pre-established goals. In addition, the Company has generally made a grant of stock options when an executive officer joins the Company, such as was the case with Messrs. Barker, Clark and Roberts in 2003, or when an individual is promoted to executive status, such as was the case with Mr. Fuller in 2002. Such options are granted at 100% of the fair market value on the date of grant. The Company generally awards options to officers at regular intervals, but other awards may be made as well. Some of the Company’s option plans provide for option grants to members of the board. Options granted to employees generally vest over periods ranging from three to five years after grant. In January 2004, executive officers other than Mr. Barker received options to purchase 214,400 shares of our stock.

CHIEF EXECUTIVE COMPENSATION. The compensation paid to Mr. Barker for 2003 is shown in the summary compensation table included above. Mr. Barker’s salary as our Chief Executive Officer is based upon his business experience and the salary levels paid to chief executive officers of similarly sized companies in our industry. The compensation paid to Mr. Minihane during 2003 is shown in the summary compensation table included above and also was based upon his prior business experience and salary levels paid to chief executive officers of similarly sized companies in our industry.

COMPENSATION DEDUCTION LIMIT. The Compensation Committee has considered the $1 million limit for federal income tax purposes on deductible executive compensation that is not performance based, and believes all executive compensation expenses will be deductible by the Company for the foreseeable future.

William J. Smith
Edward H. Kennedy
Scott E. Stouffer
Peter J. Minihane

PERFORMANCE GRAPH

The following graph shows the comparison of cumulative total return on our common stock, based on the market price of our common stock assuming reinvestment of dividends with a comparable return of the S&P Communications Equipment Index and The Nasdaq Stock Market (U.S.) Index, for the period beginning December 31, 1998 through December 31, 2003.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG VISUAL NETWORKS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P TELECOMMUNICATIONS EQUIPMENT INDEX

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 promulgated under the Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by us at the address appearing on the first page of this proxy statement by November 22, 2004 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting.

Our by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to our Secretary not less than sixty days and not more than ninety days before the anniversary of the prior year’s meeting. A stockholder must submit a matter to be raised at our 2005 meeting of stockholders on or after February 25, 2005, but not later than March 27, 2005. The written notice should be sent to our corporate Secretary, Nancy A. Spangler, c/o Piper Rudnick LLP, 1775 Wiehle Avenue, Suite 400, Reston, VA 20190, and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on our books and the number of shares of our common stock the stockholder beneficially owns.

SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors and executive officers filed all the required reports during 2003. Messrs. Barker and McCourtney each had one late Form 4 filing in 2003; Messrs. Stouffer, McCourtney and Smith each reported his annual stock option grant received at the annual meeting in May 2003 on Form 5.

OTHER MATTERS

Our board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2003 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to our Chief Financial Officer, at Visual Networks, Inc., 2092 Gaither Road, Rockville, Maryland 20850-4013. Our Form 10-K is also available through our website at www.visualnetworks.com.

By Order of the Board of Directors,

/s/ Nancy A. Spangler
Nancy A. Spangler
Secretary

Rockville, Maryland

April 23, 2004

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

APPENDIX A

AMENDMENT NO. 1 TO THE

VISUAL NETWORKS, INC.

2003 STOCK INCENTIVE PLAN

W I T N E S S E T H:

WHEREAS, Section 7(f) of the Visual Networks, Inc. 2003 Stock Incentive Plan (the “Plan”) authorizes the Board of Directors (the “Board”) of Visual Networks, Inc., a Delaware corporation (the “Corporation”), to amend the Plan at any time; and

WHEREAS, the Board now finds it desirable and in the best interests of the Corporation to amend the Plan to increase the number of shares of Common Stock that may be issued under the Plan by 3,000,000 shares, for an aggregate of 4,250,000 shares.

NOW, THEREFORE, the Plan is amended, effective as of April 21, 2004, subject to stockholder approval, as follows:

First and Only Change

The first sentence of Section 4 of the Plan is amended in its entirety to read as follows:

“Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 4,250,000 shares of Common Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be executed by its duly authorized officer this 21st day of April, 2004.

ATTEST:		VISUAL NETWORKS, INC.

By:	/s/ Nancy A. Spangler	By:	/s/ Lawrence S. Barker

A-1

APPENDIX B

VISUAL NETWORKS, INC.

AUDIT COMMITTEE

Charter

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Visual Networks, Inc. (the “Corporation”) will have the oversight responsibility, authority and duties described in this Charter.

Purpose

The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Corporation’s financial statements and other financial information provided by the Corporation to its stockholders, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the Corporation’s relationship with their independent accountants, including their engagement, performance, qualifications and independence, (4) the performance of the Corporation’s internal audit function, internal controls and disclosure controls. The Committee shall prepare the report of the Committee included in the Corporation’s annual proxy statement as required by the Securities and Exchange Commission (the “SEC”). In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board. The Committee’s responsibility is one of oversight, recognizing that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent accountants are responsible for auditing those financial statements. The independent accountants are ultimately accountable to the Committee and the Board for such accountants’ audit of the financial statements of the Corporation.

Composition

The Committee shall be appointed annually by the Board and shall comprise at least three directors, each of whom shall meet the independence and financial literacy requirements of the National Association of Securities Dealers (the “NASD”), the SEC and applicable law. In addition, at least one member of the Committee will possess accounting or financial management expertise as defined by the NASD, the SEC and applicable law. The Board shall designate one member as Chair of the Committee. The Committee may, at its discretion in accordance with applicable law or regulation, delegate to one or more of its members the authority to act on behalf of the Committee.

Meetings

The Committee shall hold meetings as deemed necessary or desirable by the Chair of the Committee. In addition to such meetings of the Committee as may be required to perform the functions described under “Duties and Powers” below, the Committee shall meet at least annually with the chief financial officer and the independent accountants to discuss any matters that the Committee or any of these persons or firms believe should be discussed. The Committee may, at its discretion, meet in executive session with or without the presence of the independent accountants or corporate officers.

Duties and Powers

The following shall be the principal recurring functions of the Committee in carrying out its oversight responsibilities. The functions are set forth as a guide with the understanding that the Committee may modify or supplement them as appropriate.

Independent Accountants

1.	Appoint, determine funding for and oversee the Corporation’s independent accountants. Review the performance and audit fee arrangements of the independent accountants at least annually.

2.	Review and provide prior approval of the engagement of the Corporation’s independent accountants to perform non-audit services. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of this review and approval.

3.	Ensure that the independent accountants prepare and deliver at least annually a formal written statement delineating all relationships between the independent accountants and the Corporation addressing at least the matters set forth in Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

4.	Discuss with the independent accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board take appropriate action in response to the independent accountants’ report to satisfy itself of the independent accountants’ independence.

5.	Obtain and review at least annually with the independent accountants: (a) the accounting firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the accounting firm and (c) any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the accounting firm and any steps taken to deal with any such issues.

6.	Obtain from the independent accountants assurance that their audit of the Corporation’s financial statements was conducted in accordance with auditing standards generally accepted in the United States.

7.	Confirm that the Corporation’s independent accountants have complied with any applicable rotation requirements for the lead audit partner and any reviewing audit partner with responsibility for the Corporation’s audit.

8.	When and as required by applicable law, obtain and review at least annually an attestation to and a report from the Corporation’s independent accountants regarding management’s assessment of the effectiveness of the Corporation’s internal controls and procedures for financial reporting to be included in the Corporation’s Annual Report on Form 10-K, in advance of such filing.

9.	Pursuant to Section 10A of the Securities Exchange Act of 1934, as amended, obtain and review from the independent accountants a report describing (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Corporation, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; (c) other material written communications between the independent accountants and the management of the Corporation, such as any management letter or schedule of unadjusted differences; and (d) any illegal acts that have been detected or have otherwise come to the attention of the independent accountants in the course of their audit.

10.	Establish and monitor enforcement of hiring policies for employees and former employees of the independent accountants.

Financial Statements, Controls and Reports

11.	Obtain and review an annual report from management relating to the accounting principles, policies, issues and practices involved in the preparation of the Corporation’s financial statements (including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof).

12.	a. When and as required by applicable law, obtain and review, at least annually, management’s statement of responsibility for establishing and maintaining adequate internal controls and procedures for financial reporting and an assessment of the effectiveness of such internal controls and procedures for financial reporting based on management’s evaluation of those controls and procedures as of the end of the most recent fiscal year, to be included in the Corporation’s Annual Report on Form 10-K, in advance of such filing.

b. Obtain and review, at least annually, management’s statement of responsibility for establishing and maintaining adequate disclosure controls and an assessment of the effectiveness of such disclosure controls based on management’s evaluation of those controls as of the end of the most recent fiscal year, to be included in the Corporation’s Annual Report on Form 10-K, in advance of such filing.

13.	Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

14.	Periodically discuss with the independent accountants, without management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Corporation’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Corporation’s financial statements.

15.	Meet periodically with management and/or the independent accountants to:

•	review the annual audit plans of the independent accountants;

•	discuss the annual consolidated financial statements prior to the filing of the Corporation’s Annual Report on Form 10-K and the disclosures of each of the Chief Executive Officer and Chief Financial Officer required to be included therein;

•	discuss any significant matters arising from any audit or report or communication relating to the consolidated financial statements;

•	understand the significant judgments made and alternatives considered in the Corporation’s financial reporting, including the appropriateness of the alternatives ultimately chosen;

•	discuss and approve, if applicable, the appropriateness of, and significant proposed or contemplated changes to, the Corporation’s accounting principles, policies, estimates, internal controls, disclosure controls, procedures, practices and auditing plans;

•	review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Corporation with unconsolidated entities or other persons;

•	discuss policies with respect to significant risks and exposures, if any, and the steps taken to assess, monitor and manage such risks;

•	review with the Corporation’s counsel any legal matters that could have a significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

•	review with the independent accountants any material audit problems, disagreements or difficulties and responses by management;

•	review any material correcting adjustments to the annual or quarterly financial statements identified by the independent accountants; and

•	review with the independent accountants and management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

16.	Review the Corporation’s quarterly consolidated financial statements with management and the independent accountants prior to the filing of the Corporation’s Quarterly Reports on Form 10-Q and the disclosures of each of the Chief Executive Officer and Chief Financial Officer required to be included therein, and review with the independent accountants any items identified by them for discussion with the Committee. Review with management its quarterly evaluation of the effectiveness of the design and operation of the Corporation’s internal controls and procedures for financial reporting as well as its disclosure controls and procedures once the evaluations are required by applicable law . The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of this review.

17.	Review and discuss with management and the independent accountants Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in advance of such filings. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of this review.

18.	Review and discuss with management the financial information in the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of this review.

Reporting and Recommendations

19.	Determine, based on the reviews and discussions noted above, whether to recommend to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for filing with the SEC.

20.	Prepare any report, including any recommendation of the Committee, required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

21.	Maintain minutes or other records of meetings and activities of the Committee.

22.	Report the Committee’s activities to the Board on a regular basis and make such recommendations with respect to the above as the Committee or the Board may deem necessary or appropriate.

Other Responsibilities

23.	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors and determine funding for such advisors.

24.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters.

25.	Review and approve (i) any change in or waiver to the Corporation’s code of ethics and business conduct, and (ii) any disclosure made on Form 8-K regarding such change or waiver.

26.	Establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters and the treatment of such submissions.

27.	Review and provide prior approval of all transactions or arrangements between the Corporation and any of its directors, officers, principal shareholders or any of their respective affiliates, associates or related parties.

28.	Take such other actions as the Committee or the Board Directors may deem necessary or appropriate.

29.	Review the Committee’s performance of the foregoing duties on at least an annual basis.

Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage independent accountants for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

Annual Review

The Committee shall review, on at least an annual basis, this Charter and the scope of the responsibilities of this Committee. Any proposed changes, where indicated, shall be referred to the Board for appropriate action.

Operating Procedures

Formal actions to be taken by the Committee shall be by unanimous written consent or by a majority of the persons present (in person or by conference telephone) at a meeting at which a quorum is present. A quorum shall consist of at least two-thirds (2/3) of the members of the Committee.

VISUAL NETWORKS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

☐

Your vote is important. Please vote immediately.

Vote-by-Internet			Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/vnwk	[GRAPHIC APPEARS HERE]	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	[GRAPHIC APPEARS HERE]

If you vote over the Internet or by telephone, please do not mail your card.

[VSUCM - VISUAL NETWORKS, INC.] [FILE NAME: ZVSUC1.ELX] [VERSION - (1)] [04/16/04] [orig. 04/16/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZVSUC1

☒	Please mark votes as in this example.								☐	#VSU

								FOR	AGAINST	ABSTAIN

1.	To elect two directors to serve for a term of three years and until their successors are elected and duly qualified;					2.	To approve an amendment of the 2003 Stock Incentive Plan to authorize the issuance of an additional 3,000,000 shares of common stock under the plan.	☐	☐	☐

	Nominees:	(01) Lawrence S. Barker

		(02) William H. Washecka						FOR	AGAINST	ABSTAIN

		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	To ratify the selection of PricewaterhouseCoopers LLP as Visual Networks’ independent accountants for the fiscal year ending December 31, 2004.	☐	☐	☐

☐_____________________________ FOR ALL EXCEPT FOR AS NOTED ABOVE.

						4.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting including potential adjournments for the purpose of soliciting additional proxies.

						MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date:

INTERNET ACCESS IS HERE!

Visual Networks, Inc. is pleased to announce that registered stockholders now have an innovative and secure means of accessing and managing their registered accounts on-line. This easy-to-use service is only a click away at:

http://www.equiserve.com

In order to access your account and request your temporary password (or PIN), you will need your Social Security number, and Issue ID (VSUCM). Please click on the “Account Access” tab and follow the instructions for receiving a new password and a temporary password will be mailed to your address of record.

[VSUCM - VISUAL NETWORKS, INC.] [FILE NAME: ZVSUC2.ELX] [VERSION - (2)] [04/22/04] [orig. 04/16/04]

DETACH HERE	ZVSUC2

PROXY

VISUAL NETWORKS, INC.

2092 Gaither Road

Rockville, Maryland 20850-4013

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Lawrence S. Barker and Nancy A. Spangler, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Visual Networks, Inc. (the “Company”) held of record by the undersigned on April 5, 2004 at the Annual Meeting of Stockholders to be held on May 26, 2004 at 10:00 a.m., local time, at the offices of Piper Rudnick LLP, 1200 19th Street, N.W., Washington, D.C., 20036, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE